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Internet America, Inc.	August 21, 2013

713-968-2500

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INTERNET AMERICA NAMES NEW CFO AND CAO

(Houston) August 21, 2013 - Internet America, Inc. (OTCBB: GEEK), a Houston-based provider of Internet access services announced today that, on August 15, 2013, the Board of Directors appointed Randall J. (Randy) Frapart as Chief Financial Officer and Chief Accounting Officer. Mr. Frapart replaces William E. (Billy) Ladin who resigned from these positions effective August 15, 2013 and continues as Chairman and Chief Executive Officer.

Ladin said, “Randy has been working with me and Internet America for the last four years in his capacity as President of Albeck Financial Services Inc.  During this time he has become familiar with Internet America. We are excited to have Randy move to CFO and we look forward to his adding his expertise and energy to our acquisition team as well as to his heading up our banking efforts. Randy is a professional and he brings a new enthusiasm and passion to Internet America.”

Ladin added “The addition of Randy Frapart to the management team completes our present plans and vision for assembling a team that is capable of building the company to the next level.”

Frapart said, “I am pleased to join Internet America’s talented team. With its strong infrastructure and systems and its position within this industry, we are in a good position to deliver significant value to our shareholders.”

Mr. Frapart also currently serves as the Chief Financial Officer of US Dataworks, Inc., a position held since July 2009.  Prior to that, Mr. Frapart served as President of Albeck Financial Services, Inc., a pre-audit accounting firm. Before that, Randy was CFO of Plumgood Food, a private equity backed online grocer. Formerly, Randy served as CFO of publicly traded HyperFeed Technologies, after being CFO/CEO of Cyvent Technologies, a Blue Cross Blue Shield technology affiliate. Mr. Frapart began his professional career working 12 years with KPMG in Chicago. Randy received his B.S. in Accounting from Washington University and his MBA in Management from the University of Texas.

Internet America is a leading Internet service provider primarily serving the Texas market and Joplin, Missouri market. Based in Houston, Internet America offers businesses and individuals a full range of Internet services, including wireless Internet access, dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.